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                                                                    Exhibit 23.1










INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Pathmark Stores, Inc. and subsidiaries on Form S-4 of our report dated March 29, 2001, except for
Note 26, as to which the date is March 6, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph that describes the Bankruptcy Court confirmation of the Plan of Reorganization and the preparation of Successor Company's financial statement in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code", discussed in Notes 1 and 2 to the consolidated financial statements, respectively), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such Prospectus.



Deloitte & Touche LLP
New York, New York

March 11, 2002